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                                                                     EXHIBIT 4.2

                           CERTIFICATE OF RETIREMENT

                            PARKER DRILLING COMPANY

                                 March 25, 1997


       Parker Drilling Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies the following:

       FIRST: That at a meeting of the Board of Directors of the Company a resolution was adopted approving the filing of this Certificate to retire certain series of the Company's preferred stock which had the status of retired shares.

       SECOND: Pursuant to the series designations establishing shares of $.75 Cumulative Preferred Stock, Series B, par value $1.00 per share (the "Series B Preferred"), shares of $.75 Cumulative Preferred Stock, Series C, par value $1.00 per share (the "Series C Preferred") and shares of Series D Convertible Preferred Stock, par value $1.00 per share (the "Series D Preferred"), a total of 400,000 shares of Series B Preferred, 157,428 shares of Series C Preferred and 30,566 shares of Series D Preferred were authorized; as of the date hereof, all issued and outstanding shares of Series B Preferred, Series C Preferred and Series D Preferred have been retired.

       THIRD: That the Restated Certificate of Incorporation of the Company prohibits the reissue of the shares of the Series B Preferred, Series C Preferred and Series D Preferred once those shares are retired; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate, the Restated Certificate of Incorporation of the Company shall be amended so as to effect a reduction in the authorized number of shares of the Series B Preferred, Series C Preferred and Series D Preferred.


       IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Leslie D. Rosencutter, its authorized officer, on this 25th day of March, 1997.


                                   PARKER DRILLING COMPANY


                                   /s/ LESLIE D. ROSENCUTTER
                                  ---------------------------------------
                                  By:       Leslie D. Rosencutter
                                  Title:    Vice President and Secretary